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                                                                    Exhibit 11.3




                            Allegiance Telecom, Inc.
                    Computation of per Share Earnings (Loss)
                      Nine Months Ended September 30, 1998


                                                          Number of Shares         Percent Outstanding       Equivalent Shares
                                                          ----------------         -------------------       -----------------
Prior to Initial Public Offering
      1997 Common Stock Offering                                       426               66.67%                            284

After Initial Public Offering
      1997 Common Stock Offering                                       426               33.33%                            142
      1998 Common Stock Offering                                10,000,000               33.33%                      3,333,333
      Preferred Stock Converted to Common Stock                 40,341,128               33.33%                     13,447,043
                                                                                                                 -------------
                                                                                                                    16,780,802


WEIGHTED AVERAGE SHARES OUTSTANDING                                                                                 16,780,802

NET LOSS APPLICABLE TO COMMON STOCK                                                                              $(218,442,275)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                            $      (13.02)
                                                                                                                 =============